                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

November 10, 1999
FOR INFORMATION CONTACT:

Media:
Charles A. Russell
InterMountain/RKH, Inc.
303-534-5409

Analysts:
Jim Cronin
Ascent Entertainment Group
303-308-7010


                    ASCENT ENTERTAINMENT ANNOUNCES EXTENSION

     Denver - Ascent Entertainment Group, Inc. (Nasdaq: GOAL) announced today that it has extended its agreement with The Sturm Group for the sale of Ascent's sports related businesses to November 15, 1999 at 6:00 p.m. Denver time. In addition, if The Sturm Group finalizes terms and documentation of its previously announced agreement-in-principle with the City and County of Denver prior to the November 15 expiration, then the agreement between Ascent and The Sturm Group will be further extended to a date two businesses days following final Denver City Council approval of the agreement between The Sturm Group and the City.

     There can be no assurances that The Sturm Group and the City of Denver will successfully finalize the terms and documentation of their agreement-in-principle, or that the City Council will approve such agreement, or that the sale of Ascent's sports-related businesses pursuant to the agreement with The Sturm Group will be completed. If the agreement for the sale of Ascent's sports-related businesses is terminated, then Ascent's Merger Agreement with Liberty Media can be terminated by Liberty at any time.

Accordingly, there can be no assurances that Liberty Media will not terminate the Merger Agreement if the agreement for the sale of the sports-related businesses is terminated, and Ascent expects that Liberty Media would do so soon after any such termination.

     Ascent Entertainment Group's principal business is providing pay-per-view entertainment and information services through its 57 percent-owned subsidiary, On Command Corporation. In addition, Ascent also provides video distribution services to NBC and other private networks through its Ascent Network Services division.

     Some of the statements in this news release are forward-looking and relate to anticipated future operating results. Forward-looking statements are based on Ascent management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual results will not differ materially from anticipated results.

                                 *  *  *  *  *